CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 22, 2014, accompanying the financial statements of Insured Municipals Income Trust, Series 630 (included in Van Kampen Unit Trusts, Municipal Series 966) as of April 30, 2014, and for the period from May 25, 2011 (date of deposit) through April 30, 2012 and for each of the two years in the period ended April 30, 2014 and the financial highlights for the period from May 25, 2011 (date of deposit) through April 30, 2012 and for each of the two years in the period ended April 30, 2014, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-171589) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 22, 2014